Exhibit 99

Corporate Communications: Mark Stouse 713-918-2714 mark_stouse@bmc.com	Investor Relations: Derrick Vializ 713-918-1805 derrick_vializ@bmc.com

BMC Software Announces Fiscal 2008 First Quarter Results

•	GAAP EPS Up 87 Percent Over Year-Ago Period; Non-GAAP EPS Up 19 Percent
•	Total Revenue Up 7 Percent Over Year-Ago Period, Exceeding High End of Guidance Range
•	Cash Flow from Operations Triples Over Year-Ago Period
•	Bookings Up 19 Percent Over Year-Ago Period
•	Company Raises Fiscal 2008 Guidance on Revenue, Non-GAAP EPS and Cash Flow from Operations

Houston, Texas, August 6, 2007 -- BMC Software (NYSE: BMC) today announced that its fiscal 2008 first quarter net earnings on a GAAP basis were $57 million, or $0.28 per diluted share, compared to $31 million and $0.15 per diluted share in the year-ago quarter.

The Company’s non-GAAP net earnings for the fiscal first quarter, which exclude special items, were $77 million, or $0.37 per diluted share, representing a 19 percent increase in non-GAAP earnings per share over the year-ago period.

The first quarter of fiscal 2008 marks the ninth consecutive quarter that BMC has met or exceeded revenue and non-GAAP earnings per share guidance.  Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

“BMC Software continued to extend its leadership in Business Service Management during the first quarter, driving strong top line and bottom line performance,” said Bob Beauchamp, BMC’s president and chief executive officer.  “We exceeded our non-GAAP EPS and revenue guidance, and cash flow from operations significantly increased over the year-ago period. These improved fundamentals, coupled with our newly authorized $1 billion share repurchase program, position us well to further increase shareholder value.”

In addition, the Company posted the following key results:

•
Total bookings for the quarter totaled $438 million, up 19 percent compared to the year-ago period. Total bookings can be calculated by adding total revenue to the net change in the deferred revenue balance for the period.

•	Total revenue for the first quarter was $385 million, a 7 percent increase over the year-ago period.
•	GAAP operating margin for the quarter was 16 percent compared to 5 percent in the year-ago period.
•	Non-GAAP operating margin for the quarter was 23 percent compared to 19 percent in the year-ago period.
•
The Company continues to maintain a strong balance sheet, ending the first quarter with a record total of $1.78 billion in deferred revenue, an increase of $53 million sequentially.  The Company also ended the quarter with a record $520 million in deferred license revenue and a record $1.57 billion in cash and marketable securities.

During the first fiscal quarter, the Company continued its stock repurchase program, spending $83 million to repurchase 2.6 million outstanding shares. BMC announced a new $1 billion share repurchase program on July 30, 2007. The Company now has $1.2 billion remaining in its stock repurchase program.

Steve Solcher, BMC’s chief financial officer, said: “BMC produced excellent results in the first fiscal quarter across all key performance areas.  Strong revenue growth, coupled with our continued financial discipline, drove a significant improvement in our operating margin and demonstrates the operating leverage in our business model.  Our growth in bookings positions us well for growth in cash flow from operations for the balance of fiscal 2008.  We are excited about the opportunities ahead and are focused on delivering increased profitability and value creation for shareholders during our 2008 fiscal year.”

Fiscal 2008 Full Year and Second Quarter Guidance
The Company now expects fiscal 2008 non-GAAP earnings per share to be in the range of $1.69 to $1.79, assuming an effective tax rate of 30 percent and excluding an estimated $0.36 of special items related to expenses for amortization of acquired technology and intangibles, in-process research and development, share-based compensation and restructuring activity.

The Company now expects fiscal 2008 revenue growth in the mid-single digits.  The Company continues to anticipate non-GAAP operating margin improvement throughout the balance of fiscal 2008.

The Company now expects fiscal 2008 cash flow from operations to be between $500 million and $550 million, an increase of $25 million from prior guidance, including an estimated $25 million in cash restructuring payments.

For the second quarter of fiscal 2008, the Company expects non-GAAP earnings per share in the range of $0.39 to $0.44, assuming an effective tax rate of 30 percent and excluding an estimated $0.09 of special items related to expenses for amortization of acquired technology and intangibles, in-process research and development, share-based compensation and restructuring activity.  The Company expects second quarter fiscal 2008 revenue to be in the $395 million to $410 million range.

Conference Call
A conference call to discuss first quarter fiscal 2008 results is scheduled for today, August 6, 2007 at 4:00 pm Central Time. Those interested in participating may call (719) 457-2727 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC.  A live web cast of the conference call will be available on the company's website at www.bmc.com/investors. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include the following non-GAAP financial measures: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP net earnings and (d) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP. Each of these non-GAAP financial measures excludes restructuring charges, amortization of acquired technology and intangibles, share-based compensation expenses and, for fiscal 2008, charges related to in-process research and development.  Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and they are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures.  These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as restructuring charges, amortization of acquired technology and intangibles, in-process research and development, and share-based compensation expenses that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs, because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hinder investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.

• Amortization of acquired technology and intangibles. Our non-GAAP financial measures exclude costs associated with the amortization of acquired technology and intangibles. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of acquired technology and intangibles, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• Share-based compensation expenses. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by FAS 123R for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which excludes expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted. Accordingly, our operational managers are evaluated based on the operating expenses exclusive of share-based compensation expenses and including such charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Additionally, we believe it is useful in measuring the Company’s performance to exclude expenses related to FAS 123R equity expense because it enables comparability with prior period information. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• Write-offs of in-process research and development.  Our non-GAAP financial measures exclude write-offs of in-process research and development.  This amount is the estimated fair value related to incomplete research and development projects from acquired companies which have no alternative future uses.  Such amounts are required to be expensed by us as of the date of the respective acquisition.  Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company and its business units nor when it allocates resources among the business units.  We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.

About BMC Software
BMC Software is a leading global provider of enterprise management solutions that empower companies to automate their IT and align it to the needs of the business. Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management. For the four fiscal quarters ended June 30, 2007, BMC revenue was approximately $1.6 billion. For more information, visit www.bmc.com.

This news release contains both historical information and forward-looking information.  Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,” “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software's operating results and could cause BMC Software's actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) the adoption rate for BSM may be slower than we expect and customers may not increase their purchases of our products if they do not adopt a BSM strategy; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to off-set revenue shortfalls in the near-term is limited; 6) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; and 7) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. This filing is available on our website at www.bmc.com/investors. We undertake no obligation to update information contained in this release.

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BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2007 BMC Software Inc.

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Incr/(Decr)
	June 30,	June 30,	Percentage
	Fiscal 2007	Fiscal 2008	Change

	(In millions, except
	per share data)

Revenue:
License	$111.0	$125.9	13.4%
Maintenance	229.0	235.5	2.8%
Professional services	21.4	23.6	10.3%
Total revenue	361.4	385.0	6.5%

Cost of license revenue	23.6	23.2	(1.7)%
Cost of maintenance revenue	40.4	41.9	3.7%
Cost of professional services revenue	23.0	27.5	19.6%
Selling and marketing expenses	121.3	127.9	5.4%
Research and development expenses	50.9	45.6	(10.4)%
General and administrative expenses	50.9	50.7	(0.4)%
Amortization of intangible assets	6.4	3.1	(51.6)%
Severance, exit costs and related charges	25.8	1.8	(93.0)%
In-process research and development	-	2.1	n/m
Total operating expenses	342.3	323.8	(5.4)%
Operating income	19.1	61.2	220.4%
Other income, net	22.2	20.6	(7.2)%
Earnings before income taxes	41.3	81.8	98.1%
Provision for income taxes	10.3	24.6	138.8%
Net earnings	$31.0	$57.2	84.5%

Diluted earnings per share	$0.15	$0.28	86.7%

Shares used in computing diluted earnings per share	211.2	204.8	(3.0)%

BMC SOFTWARE, INC.
BALANCE SHEETS

	(Audited)	(Unaudited)			(Audited)	(Unaudited)
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2006	2007	2007

	(In millions)

Current assets:
Cash and cash equivalents	$905.9	$724.0	$681.4	$791.6	$883.5	$1,141.6	(a)
Marketable securities	157.5	443.9	432.5	376.8	412.5	238.8	(a)
Trade accounts receivable, net	167.8	128.0	142.0	185.0	185.9	129.1
Current trade finance receivables, net	123.2	102.6	109.2	107.5	130.0	102.3
Other current assets	152.0	158.8	126.3	127.6	177.6	178.1
Total current assets	1,506.4	1,557.3	1,491.4	1,588.5	1,789.5	1,789.9

Property and equipment, net	352.1	90.9	86.4	85.0	88.3	93.8
Software development costs, net	110.8	112.3	107.4	107.2	104.1	106.9
Long-term marketable securities	280.3	235.1	261.9	247.0	211.1	186.3	(a)
Long-term trade finance receivables, net	81.9	64.0	62.7	84.9	124.4	91.2
Goodwill and intangible assets, net	614.9	753.4	744.4	735.5	714.8	749.7
Other long-term assets	264.5	258.1	254.5	256.6	227.8	224.2

Total Assets	$3,210.9	$3,071.1	$3,008.7	$3,104.7	$3,260.0	$3,242.0

Current liabilities:
Accounts payable and accrued liabilities	$393.6	$300.8	$284.5	$334.0	$365.2	$270.8
Current portion of deferred revenue	808.8	825.9	809.5	810.4	867.7	900.3
Total current liabilities	1,202.4	1,126.7	1,094.0	1,144.4	1,232.9	1,171.1

Long-term deferred revenue	819.5	808.7	753.6	773.2	861.3	881.9
Other long-term liabilities and deferred credits	90.2	109.2	105.8	109.0	116.7	101.7
Total long-term liabilities	909.7	917.9	859.4	882.2	978.0	983.6

Total stockholders' equity	1,098.8	1,026.5	1,055.3	1,078.1	1,049.1	1,087.3

Total Liabilities and Stockholders' Equity	$3,210.9	$3,071.1	$3,008.7	$3,104.7	$3,260.0	$3,242.0

(a) Total cash and marketable securities	$1,343.7	$1,403.0	$1,375.8	$1,415.4	$1,507.1	$1,566.7

BMC SOFTWARE, INC.
STATEMENTS OF CASH FLOWS

(Unaudited)

	Quarter Ended
	June 30,	June 30,
	Fiscal 2007	Fiscal 2008

	(In millions)
Cash flows from operating activities:
Net earnings	$31.0	$57.2
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	39.7	35.6
Share-based compensation expense	10.8	15.2
In-process research and development	-	2.1
Gain on sale of marketable securities and other investments	-	(1.0)
Change in operating assets and liabilities, net of acquisitions:
Trade finance receivables	38.8	60.9
Finance payables	(59.5)	(35.8)
Deferred revenue	2.9	51.5
Other operating assets and liabilities	(9.1)	(20.7)
Net cash provided by operating activities	54.6	165.0

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired, and other investments	(143.7)	(38.6)
Purchases of marketable securities	(310.8)	(105.5)
Proceeds from maturities /sales of marketable securities	69.3	303.3
Purchases of property and equipment	(4.7)	(6.9)
Capitalization of software development costs	(15.8)	(18.0)
Other investing activities	-	0.4
Net cash provided by (used in) investing activities	(405.7)	134.7

Cash flows from financing activities:
Payments on capital leases	(1.5)	(1.6)
Proceeds from stock options exercised and other	29.7	31.6
Proceeds from sale leaseback transaction	291.9	-
Repayment of debt assumed	(5.0)	-
Excess tax benefit from share-based compensation	2.2	7.3
Treasury stock acquired	(150.0)	(83.4)
Net cash provided by (used in) financing activities	167.3	(46.1)

Effect of exchange rate changes on cash	1.9	4.5
Net change in cash and cash equivalents	(181.9)	258.1
Cash and cash equivalents, beginning of period	905.9	883.5
Cash and cash equivalents, end of period	$724.0	$1,141.6

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions)
(Unaudited)

	Quarter Ended
	June 30,	June 30,
	Fiscal 2007	Fiscal 2008

GAAP operating expenses	$342.3	$323.8

Severance, exit costs and related charges	(25.8)	(1.8)

Amortization of intangible assets	(12.1)	(8.8)

Share-based compensation	(10.8)	(15.2)

In-process research and development	-	(2.1)

Non-GAAP operating expenses	$293.6	$295.9

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income
(In millions)
(Unaudited)

	Quarter Ended
	June 30,	June 30,
	Fiscal 2007	Fiscal 2008

GAAP operating income	$19.1	$61.2

Severance, exit costs and related charges	25.8	1.8

Amortization of intangible assets	12.1	8.8

Share-based compensation	10.8	15.2

In-process research and development	-	2.1

Non-GAAP operating income	$67.8	$89.1

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin
(In millions)
(Unaudited)

	Quarter Ended			Quarter Ended			Quarter Ended
	June 30,	June 30,		June 30,	June 30,		June 30,	June 30,
	Fiscal 2007	Fiscal 2008		Fiscal 2007	Fiscal 2008		Fiscal 2007	Fiscal 2008

GAAP Revenues:	$361.4	$385.0	GAAP Operating Income:	$19.1	$61.2	GAAP Operating Margin:	5%	16%

			Severance, exit costs and related charges	25.8	1.8

			Amortization of intangible assets	12.1	8.8

			Share-based compensation	10.8	15.2

			In-process research and development	-	2.1

GAAP Revenues:	$361.4	$385.0	Non-GAAP Operating Income:	$67.8	$89.1	Non-GAAP Operating Margin:	19%	23%

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	Quarter Ended
	June 30,	June 30,
	Fiscal 2007	Fiscal 2008

GAAP net earnings	$31.0	$57.2

Severance, exit costs and related charges	25.8	1.8
	-
Amortization of intangible assets	12.1	8.8

Share-based compensation	10.8	15.2

In-process research and development	-	2.1

Subtotal pretax reconciling items	48.7	27.9

Tax effect of reconciling items	(14.4)	(8.6)

Subtotal of tax impact	(14.4)	(8.6)

Non-GAAP net earnings	$65.3	$76.5

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share
(Unaudited)

	Quarter Ended
	June 30,	June 30,
	Fiscal 2007	Fiscal 2008

GAAP diluted earnings per share	$0.15	$0.28

Severance, exit costs and related charges	0.12	0.01

Amortization of intangible assets	0.06	0.04

Share-based compensation	0.05	0.07

In-process research and development	-	0.01

Subtotal pretax reconciling items	$0.23	$0.14

Tax effect of reconciling items	(0.07)	(0.04)

Subtotal of tax impact	(0.07)	(0.04)

Non-GAAP diluted net earnings per share	$0.31	$0.37

Shares used in computing diluted earnings per share	211.2	204.8
(In millions)